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                                                                   Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors
Aceto Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-38679, 333-90929, and 333-110653) on Form S-8 of Aceto Corporation of our report dated September 8, 2005, with respect to the consolidated balance sheet of Aceto Corporation as of June 30, 2005 and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended June 30, 2005, and the related financial statement schedule for each of the years in the two-year period ended June 30, 2005, which report appears in the June 30, 2006, annual report on Form 10-K of Aceto Corporation.


/s/ KPMG LLP

Melville, New York
September 11, 2006